Exhibit (h)(1)(v)

AMENDMENT ONE TO ADMINISTRATION AGREEMENT

This Amendment, dated February 8, 2011, amends the Administration Agreement (“Agreement”) dated September 9, 2010 (“Original Effective Date”) between J.P. Morgan Investor Services Co. (“J.P. Morgan”) and the AQR funds listed in Schedule 1 of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, the parties of the Agreement acknowledge that (i) the AQR Diversified Arbitrage Fund (“DAF”) is one of the Funds covered by the Agreement from the Original Effective Date, (ii) DAF should have been included in Schedule 1 of the Agreement from the Original Effective Date, and (iii) the omission of DAF from Schedule 1 was accidental and unintended.

NOW, THEREFORE, the parties hereby agree to amend the Agreement, to be effective as of the Original Effective Date, in the following respects:

1.	Schedule 1 of the Agreement includes the following Fund:

AQR Diversified Arbitrage Fund

2.	Except as modified herein, all other provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives to be effective as of the Original Effective Date.

AQR FUNDS, on behalf of each series listed in Schedule 1 of the Agreement	J.P. MORGAN INVESTOR SERVICES CO.

By: /s/ Nicole DonVito Name: Nicole DonVito Title: Vice President	By: /s/ Rosemary Culverhouse Name: Rosemary Culverhouse Title: Vice President

AQR MANAGED FUTURES STRATEGY OFFSHORE FUND LTD. AQR RISK PARITY OFFSHORE FUND LTD. By: /s/ Nir Messafi Name: Nir Messafi Title: Director